Exhibit 10.24(a)

Compensation Arrangement with John Benson

Effective January 1, 2012, the annual salary to which Mr. John Benson is entitled under his employment agreement with Pathfinder Cell Therapy, Inc. (the “Company”) has been set at $106,923.96, reflecting a 20% reduction in the salary to which he otherwise would have been entitled.  The reduction reflects the allocation of a portion of Mr. Benson’s time to non Company-related business.